EXHIBIT 23




                         Consent of Independent Auditors


The Board of Directors
FNB Corp.


We consent to incorporation by reference in the registration statement (No. 33-72686) on Form S-8 of FNB Corp. of our report dated March 7, 1997, relating to the consolidated balance sheets of FNB Corp. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-KSB of FNB Corp.




                                                          KPMG PEAT MARWICK LLP


Greensboro, North Carolina
March 31, 1997




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